UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: October 3, 2005
(Date of earliest event reported: September 30, 2005)

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 3, 2005, Century Casinos, Inc. (the “Company”) announced that it was launching an offering in Europe of shares of its common stock, which the Company expects to list on the Vienna Stock Exchange in the form of Austrian Depositary Certificates, or “ADCs.”

In connection with the offering of ADCs, the Company executed a Mandate Agreement on September 30, 2005, with CA IB Corporate Finance Beratungs Ges.m.b.H. (“CA IB”) acting for Bank Austria Creditanstalt AG. The agreement governs the relationship between the parties in connection with the proposed listing of the ADCs on the Vienna Stock Exchange. The Mandate Agreement provides that the gross proceeds of the offering will not exceed $50 million, and sets the following principal terms of the ADC offering:

1)	The final terms of the offering will be governed by an underwriting agreement, which is currently being negotiated;
2)	CA IB and its affiliates will be the sole bookrunner and lead manager for the offering;
3)	The Company agrees to pay CA IB a commission of 4.7% of the proceeds of the transaction in accordance with the terms of the underwriting agreement;
4)
The Company will bear all costs arising in connection with the offering, including road show expenses, reasonable out-of-pocket expenses incurred by CA IB in connection with the offering, and up to EUR 50,000 (approximately $60,050) of CA IB’s legal fees; and

5)	The offering shall be completed by November 31, 2005 and the Mandate Agreement will lapse after December 31, 2005 without further written notice from the Company or CA IB.

Either party may terminate the Mandate Agreement at any time. In the event the Company terminates the Mandate Agreement or the Mandate Agreement lapses and is not extended by the parties for at least six months, the Company agrees to pay CA IB a fee of EUR 50,000 (approximately $60,050) for each month of its engagement beginning with August 2005, not to exceed EUR 150,000 (approximately $180,150) in total. This fee will also be payable by the Company if CA IB terminates the Mandate Agreement due to consummation of the offering becoming impossible due to material reasons within the Company’s control, or due to a material change in the facts on which the parties based the Mandate Agreement.  In addition, if the Company terminates the Mandate Agreement and subsequently completes an equity offering on the Vienna Stock Exchange within 12 months following termination of the Mandate Agreement, the Company will pay a free to CA IB of 1.25% of the subsequent transaction, not to exceed EUR 500,000 (approximately $600,500).

Also in connection with the offering and listing of ADCs, the Company executed an ADC Agreement on September 30, 2005 with Bank Austria Creditanstalt AG and Oesterreichische Kontrollbank Aktiengesellschaft, or “OeKB.” The ADC Agreement sets out the principal terms of the ADCs, and provides that OeKB will serve as depositary for the shares of the Company’s common stock underlying the ADCs and will, together with Bank

 Austria, administer the voting and other rights of the ADC holders and the underlying shares of the Company’s common stock. Pursuant to the terms of the ADC Agreement, each ADC will have substantially the same rights as one share of the Company’s common stock.

Item 8.01 Other Events

The Company hereby updates its Risk Factors as follows (references in this Item 8.01 to “we,”“our,” or “us” refer to the Company and its subsidiaries taken as a whole, unless the context otherwise indicates):

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business, financial condition or results of operations. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock or of our ADCs could decline, and you may lose all or part of your investment.

Substantially all of our net operating revenue is derived from our Cripple Creek, Colorado and Caledon, South Africa casinos, and any factors that adversely impact one or both of these facilities may have a significant impact on our results of operations.

Approximately 92% of our net operating revenue for the six months ended June 30, 2005 was derived from casinos in Cripple Creek and Caledon. Approximately 92% of our net operating revenue for the six months ended June 30, 2004 was derived from these two facilities. We expect that a substantial portion of our revenue for the immediate future will continue to be derived from our operations at these two facilities. If new competitors enter one of these markets or economic conditions in one of these regions deteriorate or a business interruption to one of these facilities occurs, our revenue could decline significantly, which may have a material adverse effect on the price of our common stock or ADCs.

We face significant competition, and if we are not able to compete successfully our results of operations will be harmed.

We face intense competition from other casinos in Cripple Creek, Colorado and in the Western Cape region of South Africa. Competitors in Cripple Creek include some casinos of similar size to or larger than ours and many other smaller casinos. In South Africa, we compete with a much larger casino in Cape Town, and to a lesser extent with three smaller casinos. We seek to compete in the Colorado market through promotion of the Womacks Gold Club and other marketing efforts, and in South Africa by emphasizing Caledon’s destination resort appeal, players’ club programs, and by superior service. Some or all of these efforts may not be successful, which could hurt our competitive position. In addition, the primary market served by our Cripple Creek facility is Colorado Springs, Colorado, which is 45 miles away, and Cripple Creek is generally not a destination resort. The number of casino and hotel operations in Cripple Creek may exceed market demand, which could make it difficult for us to sustain profitability.

The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than our resources.

Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in the U.S. and other jurisdictions. Other jurisdictions may legalize gaming or liberalize their gaming rules in the near future. If additional gaming opportunities become available near our operating facilities, such gaming opportunities could attract players that might otherwise visit our casinos. The resulting loss of revenue at our casino may have a material adverse effect on our business, financial condition and results of operations. We are particularly vulnerable to competition at our Cripple Creek facility. If other gaming operations were to open closer to Colorado Springs, our operations in Cripple Creek could be substantially harmed, which would have a material adverse effect on our operations. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other entities will increase competition for our gaming operations and could have a material adverse impact on us.

We face extensive regulation and taxation from gaming and other regulatory authorities, which involves considerable expense and could harm our business.

Licensing requirements. As owners and operators of gaming facilities, we are subject to extensive state, local, and in South Africa, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Colorado Division of Gaming or the Western Cape Gambling and Racing Board, may for any reason set forth in applicable legislation, rules and regulations limit, condition, suspend or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries. Like all gaming operators in the jurisdictions in which we operate or plan to operate, we must periodically apply to renew our gaming licenses or registrations and have the suitability of certain of our directors, officers and employees approved. We may not be able to obtain such renewals or approvals. For instance, we expended substantial funds to develop a riverboat gaming operation in Franklin County, Iowa and did not receive a gaming license from the appropriate regulatory agency. As a result, we were forced to terminate the project. In addition, we have invested in a casino project in the West Rand Area outside Johannesburg, South Africa and the granting of the license for this project has been delayed by litigation. It is uncertain when, if ever, the licensing process for this project will be completed. Regulatory authorities may also levy substantial fines against us or seize our assets or the assets of our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could force us to terminate operations at an existing gaming facility, or could prohibit us from successfully completing a project in which we invest. Closing facilities or an inability to expand may have a material adverse effect on our business, financial condition and results of operations.

Gaming authorities in the U.S. generally can require that any beneficial owner of our common stock and other securities, including ADCs or common stock underlying the ADCs, file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities. Our certificate of incorporation also provides us with the right to repurchase shares of our common stock (including shares of common stock underlying ADCs) from certain beneficial owners declared by gaming regulators to be unsuitable holders of our equity securities, and the price we pay to any such beneficial owner may be below the price such beneficial owner would otherwise accept for his or her shares of our common stock.

Potential changes in regulatory environment. From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or which may otherwise adversely impact our operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results. For instance, in November 2003, a Colorado ballot issue was proposed which would have permitted the installation of at least 500 video lottery terminals or “VLTs” at each of the five racetracks throughout Colorado, two of which are located in Colorado Springs and Pueblo, the dominant markets for Cripple Creek. If this ballot issue had passed, our casino operations in Cripple Creek might have suffered from reduced player visits and declining revenue. There can be no assurance that future attempts will not be made to pass similar ballot issues in Colorado or other markets in which we operate.

Taxation and fees. We believe that the prospect of significant revenue is one of the primary reasons jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, provincial and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state provincial and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could materially increase our tax expenses and impair our profitability.

We intend to develop and operate additional casino properties in the future, and if our development efforts are not successful our business may be harmed.

We are currently developing and intend to operate a casino and hotel in Edmonton, Alberta, Canada, a casino and hotel in Central City, Colorado, we have signed a letter of intent to develop and operate a casino and hotel in Newcastle, South Africa, and we have invested in a proposed casino project in an area known as West

Rand, outside Johannesburg, South Africa. Each of these projects have pending applications for gaming licenses, and we would be required to obtain a gaming license for any additional facility we attempt to open. Each licensing process is unique and requires a significant amount of funds and management time. The licensing process in any particular jurisdiction can take significant time and expense through licensing applications and fees, background investigations and related costs, fees of counsel, possible legal challenges and other associated processes and preparation costs. In addition, political factors may make the licensing process more difficult in one or more jurisdictions. If any of our gaming license applications are denied, we may have to write off costs, which could be significant. For instance, we invested approximately $0.2 million in the proposed project we were jointly pursuing in Franklin County, Iowa before the license for the project was denied.

Even if we receive licenses to open and operate proposed new facilities, commencing operations at our proposed new casino projects will require substantial development. Development activities involve expenses and risks, including expenses involved in securing licenses, permits or authorizations other than those required from gaming regulators, and the risk of potential cost over-runs, construction delays, and market deterioration. One or more of these risks may result in any of our currently proposed properties not being successful. If we are not able to successfully commence operations at these properties, our results of operations will be harmed.

We may face disruption in integrating and managing facilities we open or acquire in the future, which could adversely impact our operations.

We continually evaluate opportunities to open new properties, some of which are potentially significant in relation to our size. We expect to continue pursuing expansion opportunities, and we could face significant challenges in managing and integrating expanded or combined operations resulting from our expansion activities. The integration of any new properties we open or acquire in the future will require the dedication of management resources that may temporarily divert attention from the day-to-day business of our existing operations, which may interrupt the activities of those operations and could result in deteriorating performance from those operations. Management of new properties, especially in new geographic areas, may require that we increase our managerial staff, which would increase our expenses.

Difficulties in managing our worldwide operations may have an adverse impact on our business.

We derive our revenue from operations located on three continents and on cruise ships operating around the world. Our management is located in the U.S., South Africa and Continental Europe (Czech Republic and Austria). As a result of long distances, different time zones, culture, management and language differences, our worldwide operations pose risks to our business. These factors make it more challenging to manage and administer a globally-dispersed business, and increase the resources we must devote to operating under several different regulatory and legislative regimes. Moreover, economic or political instability in one or more of our markets could adversely affect our operations in those markets.

A downturn in general economic conditions may adversely affect our results of operations.

Our business operations are subject to changes in international, national and local economic conditions, including changes in the economy related to future security alerts in connection with threatened or actual terrorist attacks, such as those that occurred on September 11, 2001, and related to the war with Iraq, which may affect our customers' willingness to travel. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our properties, could result in fewer customers visiting our properties, which would adversely affect our results of operations.

The Cripple Creek market, which is important to our business, is subject to seasonal fluctuations.

Because Cripple Creek is a mountain tourist town, its gaming market is subject to seasonal fluctuations. Typically, gaming revenues are greater in the summer tourist season and are lower from October through April. During the year ended December 31, 2004, the revenue attributable to our Cripple Creek operations fluctuated from a high of $5.1 million in the third quarter to a low of $3.5 million in the fourth quarter. If we are not able to offset seasonal declines in our Cripple Creek operations with additional revenue from other sources, our quarterly results may vary considerably from period to period, which could cause the price of our common stock or ADCs to be volatile.

Inclement weather and other conditions could seriously disrupt our business which may hamper our financial condition and results of operations.

The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions. For instance, in August 2002, Prague experienced a devastating flood throughout the city. Public access to the city in the vicinity of the Casino Millennium, which we operate, was severely limited for months following the disaster and negatively affected casino operations. High winds and blizzards limit access to our property in Cripple Creek from time to time, and hurricanes or severe storms may impact the operations of our cruise ship casino facilities. In the event weather conditions limit access to our casino properties or otherwise adversely impact our ability to operate our casinos at full capacity, our revenue will suffer, which will negatively impact our operating results.

Fluctuations in currency exchange rates could adversely affect our business.

Our facility in Caledon, South Africa represents a significant portion of our business, and the revenue generated and expenses incurred by the Caledon facility are generally denominated in South African Rand. A decrease in the value of the Rand in relation to the value of the U.S. dollar would decrease the revenue and operating profit from our South African operations when translated into U.S. dollars, which would adversely affect our consolidated results and could cause the price of our common stock and ADCs to decrease. In addition, we expect to expand our operations into other countries and, accordingly, we will face similar exchange rate risk with respect to the costs of doing business in such countries as a result of any increases in the value of the U.S. dollar in relation to the currencies of such countries. We do not currently hedge our exposure to fluctuations in the Rand, and there is no guarantee that we will be able to successfully hedge any future foreign currency exposure.

The loss of key personnel could have a material adverse effect on us.

We are highly dependent on the services of Erwin Haitzmann, our Chairman and Co Chief Executive Officer, Peter Hötzinger, our Vice Chairman and Co Chief Executive Officer, and other members of our senior management team. Our ability to retain key personnel is affected by the competitiveness of our compensation packages and the other terms and conditions of employment, our continued ability to compete effectively against other gaming companies and our growth prospects. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

The availability and cost of financing could have an adverse effect on our business.

We intend to finance our current and future expansion and renovation projects primarily with cash flow from operations, borrowings under our bank credit facility and equity or debt financings. If we are unable to finance our current or future expansion projects, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, selling assets, restructuring debt, or obtaining additional equity financing or joint venture partners, or modifying our bank credit facility. These sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects, which may adversely affect our business, financial condition and results of operations.

Our indebtedness imposes restrictive covenants on us, which limits our operating flexibility.

Our revolving credit facility requires us, among other obligations, to maintain specified financial ratios and satisfy certain financial tests, primarily through our Colorado operating subsidiary, including maximum leverage ratios and total fixed cost coverages. In addition, our revolving credit facility restricts, among other things, our ability to incur additional indebtedness, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates. If we fail to comply with the restrictions contained in our revolving credit facility, the resulting event of default could result in our lender accelerating the indebtedness under the credit facility. These restrictions limit our operating flexibility and may cause us not to engage in transactions that we would otherwise consider to be advantageous to our stockholders.

We will incur significant time and expense in documenting, testing and certifying our internal control over financial reporting, and any significant deficiency or material weakness in our internal controls could adversely affect our business.

SEC rules require that, as a company with a class of securities registered in the U.S. under the Securities Exchange Act of 1934, our chief executive officer and chief financial officer periodically certify the existence and effectiveness of our internal control over financial reporting. Our independent auditors will be required, beginning with our Annual Report on Form 10-K for our fiscal year ending on December 31, 2005, to attest to our officers' assessment of our internal controls. This process generally requires significant documentation of policies, procedures and systems, review of that documentation by our internal accounting staff and our outside auditors, and testing of our internal control over financial reporting by our internal accounting staff and our outside auditors. Documentation and testing of our internal controls, which we have not undertaken in the past, will involve considerable time and expense, and may strain our internal resources and have an adverse impact on our costs. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by SEC rules for certification of our internal control over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC any material weaknesses in our system of internal controls. For example, in conjunction with the audit of our financial statements for the year ended December 31, 2004, our independent registered public accounting firm notified us that they had identified matters involving internal control over financial reporting and its operation that they consider to be a material weakness. These matters relate to the controls over the recording of fixed assets in our South African operating subsidiary. The failure to detect the weakness can be attributed to a lack of a substantive policy on capitalization of fixed assets and a deficiency in our internal review process as it relates to the South African operation. We are in the process of developing a complete plan to remediate the identified material weakness in our internal controls over financial reporting. We immediately instituted a series of policies to improve the control over the capital asset activity in South Africa and have begun a complete physical inventory of the same. The existence of this or any other material weakness would preclude our management from concluding that our internal control over financial reporting is effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock or ADCs. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal control over financial reporting it may negatively impact our business, results of operations and reputation.

Our casino management agreements may be terminated at any time.

In addition to our casinos in Cripple Creek and Caledon, we currently operate casinos on seven cruise ships and the Casino Millennium in Prague. We operate the casinos on the cruise ships pursuant to casino concessionaire agreements with three different cruise ship charter companies and we operate the Casino Millennium in Prague according to a casino services agreement. The contracts with the cruise ship operators and the casino services agreement for the operation of the Casino Millennium all provide for cancellation with a limited notice period in the event of our default under the respective agreements. Accordingly, we could lose the revenue stream associated with these contracts on short notice, which may adversely affect our operating results.

Energy and fuel price increases may adversely affect our costs of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While we have not experienced any shortages of energy that have hampered our operations, the substantial increases in the cost of electricity and natural gas in the U.S. may negatively affect our results of operations. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases. Dramatic increases in fuel prices may also adversely affect customer visits to our casino properties.

We may be required in the future to record impairment losses related to the goodwill we currently carry on our balance sheet.

We had $8.63 million of goodwill as of June 30, 2005 and $8.85 million of goodwill as of December 31, 2004. Accounting rules require that we make certain estimates and assumptions related to our determinations as to the future recoverability of the goodwill we report on our balance sheet. If we were to determine that the value of the goodwill carried on our balance sheet is impaired, we may be required to record an impairment charge to write down the value of our goodwill, which would adversely affect our results during the period in which we recorded the impairment charge.

Certain anti-takeover measures we have adopted may limit our ability to consummate transactions that some of our security holders might otherwise support.

We have a fair price business combination provision in our certificate of incorporation, which requires approval of certain business combinations and other transactions by holders of 80% of our outstanding shares of voting stock. We also have adopted a stockholder rights plan that allows our stockholders to purchase significant amounts of our common stock at a discount in the event any third party acquires a significant ownership interest in us or attempts to acquire us without the approval of our Board of Directors. In addition, our certificate of incorporation allows our Board of Directors to issue shares of preferred stock without stockholder approval. These provisions generally have the effect of requiring that any party seeking to acquire us negotiate with our Board of

Directors in order to structure a business combination with us. This may have the effect of depressing the price of our common stock, and may similarly depress the price of the ADCs being offered hereby, due to the possibility that certain transactions that our stockholders might favor could be precluded by these provisions.

Certain provisions in our certificate of incorporation may require one or more holders to sell their stock or ADCs to us, even if the holder would not otherwise want to divest itself of our common stock or ADCs.

Gaming regulations in various jurisdictions in which we operate impose certain restrictions on the equity ownership of licensed casino operators. In order to facilitate compliance with these regulations and to preserve our ability to be awarded additional gaming licenses in the future, our certificate of incorporation includes a provision which allows our Board of Directors to redeem shares of stock (including shares of common stock underlying the ADCs) held by one or more stockholders to the extent necessary to keep us in compliance with existing gaming regulations or to allow us to secure additional gaming licenses. As a result, a stockholder or holder of ADCs could be required to sell our stock at a time when such stockholder or holder of ADCs may consider our securities to be undervalued or may otherwise not want to sell our securities.

The U.S. Internal Revenue Service or other taxing authorities may assert that we owe additional taxes.

The U.S. Internal Revenue Service ("IRS") is in the process of conducting an examination of our U.S. federal income tax returns for the year ended December 31, 2003. We may also be examined by tax authorities in other jurisdictions in which we operate. In the event the IRS or other taxing authorities determine that we have not paid the proper amount of income taxes, we may be required to pay additional taxes as well as interest, penalties, and fees. Payment of any such amounts could have a material adverse effect on our results of operations during the period in which we make the payments.

Outside investors own a minority interest in our Caledon, South Africa operation, which may reduce our return on investment from that property.

We own 100% of the common equity of our South African subsidiary that owns and operates the Caledon Hotel, Spa and Casino. Unrelated third parties own preference shares that entitle them to a priority on distributions in certain circumstances. The preference shares are not cumulative, nor are they redeemable. The preference shares entitle the holders of such shares to dividends of 20% of the after-tax profits of each financial year directly attributable to the Caledon casino business in that year, subject to, as determined by the directors of the company in their sole and absolute discretion, any working capital, capital expenditure requirements, loan obligations and liabilities attributable to the casino business. Although no dividends have been paid out so far, these dividend rights would reduce the return that we would otherwise receive from our investment in this property. Furthermore, should the casino business be sold or otherwise dissolved, the preferred shareholders would be entitled to 20% of any surplus directly attributable to the casino business, net of all liabilities attributable to the casino business.

Having securities listed in two different countries may increase the volatility of the market price of our common stock or ADCs.

Following the completion of our offering of ADCs in Europe, our common stock will be quoted on the NASDAQ Capital Market in U.S. dollars, and the ADCs will be quoted on the Vienna Stock Exchange in Euro. Fluctuations in the value of the U.S. dollar against the Euro may affect the relative value of our common stock and ADCs and result in trading therein by currency speculators or otherwise, which may cause further volatility in the price of our common stock or ADCs. Increased trading focus of our common stock or our ADCs on their respective trading markets could affect and significantly decrease the liquidity on the other market, which could make it difficult or impossible for an investor to sell our common stock or ADCs on the market with declining value. This may also increase the price volatility of our securities on that market.

The Company hereby updates disclosure relating to its Business as follows:

BUSINESS

Company Overview

Century Casinos, Inc. is an international gaming company. We currently own and operate Womacks Casino and Hotel in Cripple Creek, Colorado and the Caledon Hotel, Spa & Casino in Caledon, South Africa, near Cape Town. We also provide technical casino services to Casino Millennium, a casino in Prague, Czech Republic, in which we own a 50% equity interest, and serve as concessionaire of small casinos aboard seven cruise ships for three cruise lines. We regularly pursue additional gaming opportunities internationally and in the U.S. In the last three years, we have shifted our operations from primarily a U.S. focused company with one operation in Colorado to an international niche player in the small and midsize casino market worldwide. Our international operations generated approximately 46% of our net operating revenue during the six months ended June 30, 2005.

We were formed in 1992 by a team of career gaming executives who had worked primarily for an Austrian gaming company that owned and operated casinos throughout the world. In 1994, we engaged in a business combination with Alpine Gaming, Inc., which owned Legends Casino in Cripple Creek, Colorado. As a result of this business combination, we acquired approximately 76% of Alpine Gaming’s common stock, and our management team assumed all of Alpine’s board positions. In June 1994, we reincorporated in Delaware under the name Century Casinos, Inc. Our Delaware file no. is 2404127. We are a corporation subject to the laws of Delaware. Our registered office is at 1209 Orange Street, Wilmington, Delaware 19801, and our principal executive offices are at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906, U.S. (telephone number: + 1 719 527-8300).

On December 30, 2004, we contributed $3.5 million towards a 65% interest in a proposed $48.7 million project in Central City, Colorado. The project is planned to include a 60,000 square foot casino with 625 slot machines, six gaming tables, 26 hotel rooms, retail, food and beverage amenities and a 500 space on-site covered parking garage. Construction has begun and is expected to be completed during the third quarter of 2006.

On February 24, 2005, through our wholly owned subsidiary, Century Resorts International, we acquired a 56.4% interest in Century Resorts Alberta, Inc. for approximately $2.4 million ($3.0 million Canadian) in the proposed $26.4 million ($31.3 million Canadian) Celebrations Casino Project in Edmonton, Canada. The project is expected to include a casino with 600 gaming machines, 31 gaming tables, food and beverage amenities, a dinner theatre, a 300 space underground parking facility, approximately 600 surface parking spaces and a 26-room hotel. Construction has begun and is expected to be completed by the fourth quarter of 2006.

Gaming Operations

Summary of Property Information

Property	Casino Space (ft2)	Number of Slot Machines	Number of Table Games	Number of Hotel Rooms	Number of Restaurants
Womacks(1)	23,000	601	6	21	1
Caledon(2)	12,260	300	9	85	4
Casino Millennium (3)	6,200	38	15	-	-
Cruise Ships (total of seven) (4)	6,460	166	27	-	-

(1) 100% owned and operated.

(2) We own 100% of the common equity of and operate the casino. Unrelated third parties own preference shares that entitle them to a priority on distributions in certain circumstances. The preference shares are not cumulative, nor are they redeemable. The preference shares entitle the holders of such shares to dividends of 20% of the after-tax profits of each financial year directly attributable to the Caledon casino business in that year, subject to, as determined by the directors of the company in their sole and absolute discretion, any working capital, capital expenditure requirements, loan obligations and liabilities attributable to the casino business. Due to accumulated losses, no dividends have been paid in the past. Should the casino business be sold or otherwise dissolved, the preference stockholders are entitled to 20% of any surplus directly attributable to the casino business, net of all liabilities attributable to the casino business.

(3) 50% owned and operated by us under a technical casino services agreement. The casino operates in the five star Marriott Hotel.

(4) Operated by us under concession agreements.

Furthermore, we own the properties of our casinos in Central City, Colorado and Edmonton, Canada which are both still under construction.

Womacks Casino and Hotel, Cripple Creek, Colorado

We acquired Legends Casino in Cripple Creek, Colorado in March 1994. In July 1996, we acquired Womacks Saloon & Gaming Parlor, which was adjacent to Legends. Following the acquisition of Womacks, we implemented certain consolidation, expansion and capital improvement programs. We created openings in the common walls in order to open up and integrate the gaming areas of the two casinos; expanded the existing player tracking system of Womacks Saloon & Gaming Parlor to include all of the Legends gaming devices; made general interior enhancements; installed additional gaming devices and replaced older generation equipment; and added additional hotel rooms. The combined properties have been marketed since then as one casino under the name Womacks Casino and Hotel.

In September 2002, we opened the first phase of our 6,000 square foot expansion, increasing our gaming space by approximately 2,000 square feet In April 2003, construction was completed and an additional 3,000 square feet of gaming space was added to Womacks on the alley behind the existing property. This will enable us to continue building out the casino to the rear of the property on a single level at a later date.

Womacks currently has 601 slot machines, six limited stakes gaming tables, 21 hotel rooms and one restaurant. It has 150 square feet of frontage on Bennett Avenue, the main gaming thoroughfare in Cripple Creek, and 125 square feet of frontage on Second Street, also known as Highway 67, with approximately 23,000 square feet of floor space. Gaming in Colorado is “limited stakes,” which restricts any single wager to a maximum of five dollars. While this limits the revenue potential of table games, management believes that slot machine play, which accounts for over 98% of total gaming revenues at Womacks and over 96% in Cripple Creek (source: Colorado Division of Gaming), is currently impacted only marginally by the five dollar limitation.

Management believes that an integral component in attracting gaming patrons to Cripple Creek is the availability of adequate, nearby parking spaces. We presently own approximately 310 parking spaces and lease an additional 90 spaces for a total of 400 spaces. An agreement with the City of Cripple Creek for the leased parking spaces includes annual lease payments of approximately $90 thousand, expires on May 31, 2010 and includes a purchase option, whereby we may purchase the property for $3.25 million less cumulative lease payments, at any time during the remainder of the lease term. We believe we have sufficient close proximity parking, but covered parking garages maintained by two of our competitors provide them with an advantage during inclement weather.

Since the beginning of 2004 we have spent approximately $3 million to upgrade the product mix on the gaming floor, improve the player tracking system and introduce cashless (Ticket-in/Ticket-out or “TITO”) gaming machines. We currently have 204 TITO machines installed. The Company expects that these ongoing improvements will add to the customer experience and further improve customer service. Management believes that these ongoing efforts have helped limit the decrease in gaming revenue.

Management’s future plans include the possibility of upgrading existing hotel rooms, expanding the number of hotel rooms and expanding the gaming floor space. All of this is, however, dependant on market development. Currently, there are budgeted up to $3 million for the initial phase of expansion.

The Caledon Hotel, Spa & Casino, Caledon, South Africa

In October 1999, we filed an application for a casino license in Caledon, Western Cape Province, South Africa. We originally had a 50% equity interest in Caledon. In April 2000, Caledon was awarded a casino license and we invested approximately $3.8 million (based on the exchange rate at that time) consisting of approximately $1.5 million in equity and $2.3 million in debt.

In December 2000, we acquired an additional 15% of Caledon, raising our ownership in Caledon to 65%. Terms of the agreement included the payment of approximately $1.8 million to the other equity holders in exchange for 15% of the total common stock of Caledon (valued at approximately $1.2 million), and repayment of loans made to Caledon by the other equity holders (with a value of approximately $600,000). In January 2003, we acquired the remaining 35% common stock interest in Caledon for $2.6 million, based on the exchange rate at the time.

Caledon is a small agricultural community located approximately 60 miles east of Cape Town. Caledon lies on the N-2 highway - the main thoroughfare between Cape Town and Durban - and is known for its wildflower shows, wineries and the natural historic hot springs located on the Caledon Hotel, Spa & Casino site. Caledon experiences its heaviest traffic during the December holiday season, which is summer in South Africa. Customer visits are somewhat slower in the winter months of June through September. The casino has 300 slot machines and nine table games including blackjack, roulette and poker.

Casino gaming in South Africa is “unlimited wagering” where each casino can set its own limits. As a result, the relationship between table games revenues and slot revenues in this market (30% to 70%) resembles more traditional gaming markets (unlike the Cripple Creek market, where over 96% of gaming revenues are derived from the slot machines).

Currently, through expansion, we are planning to establish new floor spaces which will provide room for an additional 100 slot machines. Furthermore, we intend to upgrade or replace some of the existing slot machines at Caledon. We are also in the process of subdividing and transferring approximately 450 acres of our land to two wholly owned subsidiaries of Century Resorts Limited, “Blue Crane Signature Golf Estate (Pty) Ltd” and “Blue Bells Country Club (Pty) Ltd.” We intend to develop a signature golf estate on the transferred property with approximately 300 residential homes and to link the property to the existing nine-hole municipal golf course by adding another nine golf holes surrounded with resort housing elements. We expect that successful development of the golf estate will encourage additional visits to the existing casino operation.

As a condition for an amended license in respect of additional 100 slot machines, we committed to the Western Cape Gambling and Racing Board to contributing eight million Rand towards the tarring of a road leading to our Casino. This commitment will be finally determined in a written agreement with the provincial roads authority. We expect the upgrading of this road to significantly facilitate access to our casino and consequently to increase the number of visitors. Currently, there are budgeted up to $3 million for the above mentioned additional gaming machines and the tarring of the road.

Casino Millennium, Prague, Czech Republic

In January 1999, we, through our wholly owned subsidiary Century Casinos Management, Inc., entered into a 20-year agreement with Casino Millennium a.s., a Czech company, and with B.H. Centrum a.s., a Czech subsidiary of Bau Holding AG, one of the largest construction and development companies in Europe, to operate a casino in the five star Marriott Hotel in Prague, Czech Republic. We agreed to provide technical casino services in exchange for 10% of the casino’s gross revenue, and provide gaming equipment for 45% of the casino’s net profit. On October 1, 2003, the Casino Services Agreement was amended as follows: (i) the agreement was assigned to what is now Century Resorts International Ltd.; and (ii) the casino service fee payable to Century Resorts International Ltd. has been set at €7,250 per month, plus VAT (if applicable). The hotel and casino opened in July 1999.

In January 2000, we entered into a memorandum of agreement to either acquire a 50% ownership interest in Casino Millennium a.s. or to form a new joint venture with B.H. Centrum a.s., which joint venture would acquire all of the assets of Casino Millennium a.s. We and Strabag AG, an unrelated third party, each agreed to purchase a 50% ownership interest. Approval for this transaction was obtained, as required, from the Ministry of Finance of the Czech Republic. The first step in acquiring the 50% ownership interest was taken in December 2002 with the payment of approximately $0.24 million in cash in exchange for a 10% ownership in Casino Millennium a.s. Effective January 3, 2004, we, through our wholly-owned Austrian subsidiary, Century Casinos Europe GmbH, acquired an additional 40% of Casino Millennium a.s. by contributing gaming equipment, advances and receivables valued at approximately $0.6 million. We account for the 50% investment in Casino Millennium by the equity method. In addition to the 50% ownership, we retain our rights under the 1999 casino services agreement, as amended.

Since September 1, 2002, casino technical service fees and interest due to us from Casino Millennium are not being accrued until a certainty of cash flow is attained by Casino Millennium. These fees will be recognized when payment is certain.

Cruise Ships

In addition to the traditional casino business we have entered into casino concession agreements with three cruise ship operators.

Silversea Cruises. In May 2000, we signed a casino concession agreement with Silversea Cruises, a luxury, six-star cruise line based in Fort Lauderdale, Florida, for five years of casino operation on each ship. The agreement gives us the exclusive right to install and operate casinos aboard four Silversea vessels. We operate each shipboard casino for our own account and pay concession fees based on gross gaming revenue.

Starting in late September 2000 with the new, 388-passenger Silver Shadow, we began our shipboard casino operations. Within 60 days thereafter, we installed casinos on the 296-passenger vessels Silver Wind and Silver Cloud. In June 2001, we installed our fourth casino aboard the new, 388-passenger Silver Whisper. The Silver Wind was taken out of service following the events of September 11, 2001 and resumed operations on May 23, 2003. We have a total of 74 slot machines and 14 tables on the four Silversea shipboard casinos. We have discontinued operations on the Silver Shadow cruise ship at the end of September 2005. We owned and operated 22 slot machines and four tables on this ship.

The World of ResidenSea. In August 2000, we signed a five year casino concession agreement with ResidenSea Ltd., the operator of The World of ResidenSea, which is the world’s first luxury residential resort community at sea continuously circumnavigating the globe. The ResidenSea vessel has a total of 165 residences consisting of 106 private apartments, 19 studio apartments and 40 studios with purchase prices ranging from approximately $1.3 million to $7.5 million.

We have equipped the casino with 20 slot machines and three tables and operate the casino aboard the vessel, which had its maiden voyage in March 2002. We operate the casino for our own account and pay concession fees based on gross gaming revenue. In addition, we have a right of first refusal to install casinos aboard any new ships built or acquired by ResidenSea Ltd during the term of the agreement. Under the terms of the current agreement, the casino concession aboard the World of ResidenSea will expire in March 2007.

Oceania Cruises. In March 2003, we signed a five-year casino concession agreement with Oceania Cruises, Inc., a Miami-based operator in the upper premium segment of the cruise industry. The agreement gives us the exclusive right to install and operate casinos aboard two 684-passenger cruise vessels, the Insignia and the Regatta, as well as the exclusive right to become Oceania’s exclusive casino concessionaire for any new ships that Oceania might bring into service.

In April 2003, we opened a casino aboard the Insignia. The opening of the casino aboard the Regatta followed in June 2003. Each of the casinos is equipped with 36 slot machines and five gaming tables. In April 2004, Oceania Cruises, Inc. introduced a third 684-passenger vessel named the Nautica which will resume services in November 2005.

Additional Company Projects

We follow an aggressive growth strategy in order to become more of a market leader in internationally diversified casino operations. When assessing a potential new project we, in particular, focus on the following criteria: (i) an effective market regulation must be in place; (ii) the local demographics must be strong (i.e. minimum of 200,000 people within a 60 mile radius); (iii) minimum size (i.e. 200 gaming positions); and (iv) we aim at 100% ownership, however, we will also enter into partnerships. With respect to our financial criteria we focus on the required total investment (up to $100 million) and targeted EBITDA returns. However, these are targeted returns which on an investment by investment basis may not be reached but may even be considerably lower. Please note that such EBITDA returns are not guaranteed. Below we describe our current projects.

Central City, Colorado. On October 13, 2004, our wholly owned subsidiary, Century Casinos Tollgate, Inc., entered into an agreement with Tollgate Venture LLC to develop and operate a proposed casino and hotel in Central City, Colorado. The $48.7 million development is planned to include a 60,000 square foot casino and back of house with slot machines, six table games, 26 hotel rooms, retail, food and beverage amenities and a 500-space on-site covered parking garage. We contributed $3.5 million cash equity to the project through Century Casinos Tollgate, Inc., in exchange for a controlling 65% interest, and Tollgate Venture LLC contributed three existing non-operating casino buildings, land and land options ($5.7 million net mortgages) for a 35% interest. Of the $48.7 million in overall project costs, $3.5 million were originally contributed by us, $39.5 million will be financed externally ($4.5 million by a private lender and $35 million under financing with Wells Fargo Bank), and the balance of $5.7 million is the net value of the minority partner's contribution in kind. A financial advisor to our partner in the Central City project has asserted claims to finders fees in the amount of $1.0 million relating to the financing we are arranging for the project. We believe that these claims are substantially without merit. The newly formed entity, CC Tollgate LLC, is in the process of obtaining licensing from the Colorado Division of Gaming. Another of our wholly owned subsidiaries, Century Casinos Management, Inc., has entered into a Casino Services Agreement to manage the property once the project is operational. Casino licenses in Colorado are not limited in number by state gaming laws and are primarily subject to successful background investigations by the Colorado Division of Gaming. We currently are licensed in Colorado for gaming at Womacks Casino and Hotel in Cripple Creek. The principals of Tollgate Venture LLC currently have gaming licenses in the State of Colorado as well. We expect the licensing process with the Colorado Division of Gaming to be routine and that the license will be granted upon completion of the casino. Construction is expected to be completed by the third quarter 2006.

Central City and Black Hawk are historical mining towns situated adjacent to each other and located in the Rocky Mountains approximately 35 miles west of Denver. Each city offers limited stakes gaming, and the first casinos opened in both cities in 1991. On November 19, 2004, a new $45.2 million four lane highway (Central City Parkway) opened to the public. We believe this road offers a safer and faster alternative route from the greater Denver area to Central City and Black Hawk, Colorado. The Central City Parkway is entirely new construction and connects I-70, the main east/west interstate highway in Colorado, first to Central City and then on to Black Hawk. We believe that the alternate route, which is a narrow two lane highway that enters these cities first at Black Hawk, is a more dangerous drive than the Central City Parkway. We believe Central City is now a prime location for limited stakes gambling establishments because the new parkway provides easy access from I-70 and because the parkway goes through Central City before going on to Black Hawk. All traffic entering Central City via this parkway must go directly past our proposed casino’s main entrance and parking structure. The Colorado Division of Gaming reports an increase in AGP of 51.0% for Central City casinos and a 1.2% increase for Black Hawk for the period January 1, 2005 to July 31, 2005 compared to the same period last year. We believe the substantial increase in AGP for Central City is attributable to the Central City Parkway.

Edmonton, Canada. On February 24, 2005, through our wholly owned subsidiary, Century Resorts International, we acquired a 56.4% interest in Century Resorts Alberta, Inc. for approximately $2.4 million ($3.0 million Canadian). Our local partner 746306 Alberta, Ltd., contributed a 7.25 acre parcel of land and an existing 40 room hotel ($1.9 million) for the remaining 43.6% interest. Century Resorts Alberta, Inc. plans to develop the Celebrations Casino and Hotel in Edmonton, Alberta, Canada. The $26.4 million ($31.3 million Canadian) development is expected to include a casino with 600 gaming machines, 31 gaming tables, food and beverage amenities, a dinner theater, a 300 space underground parking facility, approximately 600 surface parking spaces and a 26-room hotel. Of the $26.4 million in overall project costs $2.4 million were already contributed by us for our interest in Century Resorts Alberta, Inc., $16.9 million ($20 million Canadian) will be financed through external financing, $5.2 million will be provided by us as a shareholder loan, and the balance of $1.9 million is the net value of the minority partner's contribution in kind. We have signed an agreement with Canadian Western Bank for the external financing of the project. Construction is expected to be completed by the fourth quarter 2006. Upon completion of construction, Century Resorts Alberta, Inc. expects to receive its gaming license from the AGLC. On December 17, 2004, the AGLC granted approval to begin construction of the casino property. As is customary, the issuance of the license does not occur until completion of construction and after all federal and provincial legislation, regulation and policies, and municipal requirements, permits, licenses and/or authorizations have been met. We have also entered into a long-term agreement to manage the facility.

Edmonton is one of the fastest growing cities in Canada, with a strong economic climate. Tourism is a significant part of the economy, and Edmonton offers a wide range of activities, including sports and outdoor activities, sightseeing, and nightlife/casinos. Edmonton is also home of the world’s largest shopping mall. (Source: Tourism in Canadian Cities - A Statistical Outlook 2001.) There are currently six casinos in the Edmonton area, including one racino. The Innovation Group, Littleton, Colorado, estimates that by combining the local and tourist markets, 2005 gaming revenues for the greater Edmonton area in the range of 376 million Canadian dollars, an average annual increase of 13.3% over 2002/2001.

Newcastle, South Africa. In June 2005, we entered into a letter of intent for the purchase of a 60% controlling stake in Balele Leisure (Pty) Ltd which owns the Monte Vista Casino in Newcastle, South Africa. The final purchase price depends on casino revenue in the first twelve months of operation in the new, permanent facility, which will be developed in 2005 and 2006. Upon determination of the final price, the financing requirements and methods of funding will be further assessed. The current casino in a temporary facility has 200 slot machines and seven gaming tables. The initial gaming mix in the permanent facility will be 220 slot machines and nine gaming tables. Newcastle has a population of approximately 350,000 and is situated halfway between Johannesburg and Durban in the province of Kwazulu Natal, the most populous province of South Africa with over 10 million inhabitants.

Gauteng, South Africa. In 1997, together with Silverstar Development Ltd, we applied to the Gauteng Gambling Board for a casino license in Gauteng, South Africa. After a preliminary determination to award a license to the project, a series of legal challenges and lawsuits were filed resulting in Silverstar not being able to commence with the casino development. On March 29, 2005, the Supreme Court of Appeal upheld an earlier High Court decision to award the license to Silverstar, but the project remains subject to uncertainty.

In December 2004, we entered into agreements to sell a portion of our interest in the Gauteng project and granted options to Silverstar and a group led by Akani Leisure Investments, Ltd. to purchase our remaining interests in the project. We received an initial payment of approximately $1.7 million, or 10.0 million Rand, for the sale of 100% of the outstanding common stock of Verkrans Ontwikkelings Maatskappy (Pty) Ltd., a wholly owned subsidiary of Century Casinos Africa (Pty) Ltd, whose only asset was land related to this project, and for funds previously advanced to Silverstar. Also in conjunction with the agreements, we loaned Silverstar $0.5 million, or 3.0 million Rand, repayable in six equal installments with interest. We have, therefore, recognized net proceeds of $1.2 million, or 7.0 million Rand, in the transaction.

The exercise price of the purchase options totals approximately $6.8 million, or 40.3 million Rand. Exercisability of the purchase options is contingent on regulatory and related approvals being secured by Silverstar and the Akani Group. Notwithstanding the decision by the Supreme Court of Appeal on March 29, 2005, the outcome of these approvals is unknown at this time.

A resort management agreement that we executed to manage the project once it becomes operational remains in effect. We also have retained an option granted to us by Silverstar to purchase a minority equity interest in the project. In the event Silverstar or the Akani group exercise the options we granted them to purchase our remaining interest in the project, the management agreement and equity options we own would be terminated.

Upon satisfaction of the conditions necessary to exercise their purchase option, the Akani group has agreed to provide the funds necessary for Silverstar to complete the project in the event the license is ultimately issued. With the financial backing of the Akani group, we believe funding is now available for Silverstar to complete its tasks and provide a higher level of assurance that we will ultimately get a return, via the exercise of the option, on our efforts to date. Pursuant to the Supreme Court's decision, the Silverstar project provides for 700 slot machines and 30 gaming tables. Should the option not be exercised, our involvement in the project will be restored to the previous level of ownership and management.

Other. We continue to seek opportunities to acquire or develop other gaming interests in well-regulated markets worldwide, and, on an opportunistic basis, continue to pursue these opportunities, including in the United Kingdom.

Investments

The following table illustrates our investments for the past three fiscal years and the six months ended June 30, 2004 and 2005. Our 2002 purchase of the remaining 35% interest in Century Casinos Caledon (Pty) Limited, totaling $1.3 million, is not included in this table.

	Year Ended December 31,			As of June 30,	As of June 30,
	2004	2003	2002	2005	2004

Womacks
Property expansion	$ -	$ 680,000	$ 1,200,000	$ -	$ -
Purchase of vacant Palace Hotel property for parking	-	-	1,400,000	-	-
Property improvements	-	-	-	50,000	-
Restaurant construction	-	-	130,000	-	-
Slot accounting system	840,000	-	-	-	200,000
Gaming equipment	1,900,000	390,000	810,000	250,000	1,200,000
	$ 2, 740,000	$ 1,070,000	$ 3,540,000	$ 300,000	$ 1,400,000

South Africa
Property improvements	$ 1,500,000	$ 840,000	$ 480,000	$ 200,000	$ 600,000
Johannesburg land purchase	-	-	460,000	-	-
Furniture, fixtures and equipment	-	490,000	-	-	-
Gaming equipment	-	-	-	600,000	-
	$ 1,500,000	$ 1,330,000	$ 940,000	$ 800,000	$ 600,000

Ships
Gaming equipment	$ 180,000	$ 190,000	$ -	$ 200,000	$ 200,000

Central City (1)
Construction in progress	$ -	$ -	$ -	$ 1,400,000	$ -
Initial capital contribution	3,500,000	-	-	-	-
	$ 3,500,000	$ -	$ -	$ 1,400,000	$ -

Edmonton (2)
Construction in progress	$ -	$ -	$ -	$ 1,300,000	$ -
Initial capital contribution, net (3)	-	-	-	800,000	-
	$ -	$ -	$ -	$ 2,100,000	$ -

Other
Other capital purchases	$ 100,000	$ -	$ 20,000	$ -	$ 200,000

Consolidated
Property expansion	$ -	$ 680,000	$ 1,200,000	$ -	$ -
Property improvements	1,500,000	840,000	480,000	250,000	600,000
Johannesburg land purchase	-	-	460,000	-	-
Purchase of vacant Palace Hotel property for parking	-	-	1,400,000	-	-
Restaurant construction	-	-	130,000	-	-
Slot accounting system	840,000	-	-	-	200,000
Furniture, fixtures and equipment	-	490,000	-	-	-
Gaming equipment	2,080,000	580,000	810,000	1,050,000	1,400,000
Initial capital contribution	3,500,000	-	-	800,000	-
Construction in progress	-	-	-	2,700,000	-
Other	100,000	-	20,000	-	200,000
	$ 8,020,000	$ 2,590,000	$ 4,500,000	$ 4,800,000	$ 2,400,000

Notes

(1) Central City, Colorado - The Company anticipates total expenditures on the Central City, Colorado project to be approximately $43 million including our $3.5 million cash investment. Construction has begun and is expected to be completed by the third quarter 2006.

(2) Edmonton, Canada - The Company anticipates total expenditures on the Edmonton, Canada project to be approximately $24.5 million including our $0.8 million cash investment. Construction has begun and is expected to take approximately 14 months from finalization of funding arrangements.

(3) The initial contribution to Edmonton is shown net of $1.9 million in liabilities assumed.

Marketing Strategy

We do not undertake marketing measures under the “Century” brand instead marketing the brand of our individual operations. Furthermore, we do not follow a specific marketing strategy throughout the group but focus on local circumstances and the respective market areas. Our marketing strategy centers around rewarding repeat customers through our player’s club programs. We maintain a proprietary database of primarily slot machine customers that allows us to create effective targeted marketing and promotional programs, cash and merchandise giveaways, coupons, preferred parking, food, lodging, game tournaments and other special events. These programs are designed to reward customer loyalty and attract new customers to our properties through a multi-tiered reward program that rewards players based on total amount wagered and frequency of visits. Currently, our player’s club cards allow us to update our database and track member gaming preferences, maximum, minimum, and total amount wagered and frequency of visits. All visitors to our properties are offered the opportunity to join our player’s club.

Womacks Casino and Hotel. Womacks is a well established and well known casino operation in the region. However, marketing efforts focus on attracting new customers and turning them into repeat customers. As competition in Cripple Creek is intense, approximately 25% of Womacks gaming revenues are allocated to marketing measures. The marketing strategy of Womacks highlights promotion of the Womacks Gold Club, a player’s club with a database containing profiles on over 74,000 members. Gold Club members receive benefits from membership, such as cash, coupons and food and lodging shown as promotional allowances in the consolidated statement of operations, and merchandise and preferred parking. Those who qualify for VIP status receive additional benefits in addition to regular club membership. Status is determined through player tracking. Members receive information about upcoming events and parties, and, depending on player ranking, also receive invitations to special events. We also market Womacks through a variety of media outlets including radio, print and billboard advertising which target Colorado Springs and Pueblo, the dominant markets for Cripple Creek. As one of the larger casinos in Cripple Creek, we are able to provide more choice to the customers in type of slot machines and promotional offers to our customers. We also continue to refine the interior of the facilities and modify the slot machine mix. In addition, we have the capacity to expand Womacks in the rear of the property on a single level at a later date.

Caledon Hotel, Spa & Casino. As with Womacks, the marketing strategy of The Caledon Hotel, Spa & Casino highlights promotion of its player’s club and building its player information database. Player’s club members receive benefits such as cash, coupons and food and lodging shown as promotional allowances in the consolidated statement of operations, and merchandise and preferred parking. Player’s club members who qualify for VIP status receive additional benefits. Status is determined through player tracking. Members receive newsletters of upcoming events and parties, and, depending on player ranking, also receive invitations to special events. We market an array of amenities at the resort to our guests as a complement to the gaming experience. These currently include a 85-room hotel, a variety of dining experiences, the historic mineral hot spring and spa, as well as the outdoor experience (a team building facility). We are reviewing plans to re-use the former equestrian center, which was not in service during the second quarter, in conjunction with a proposed golf course development. As Caledon operates in a market with limited competition, marketing expenses are low compared to Cripple Creek (approximately 10% of gaming revenues).

Central City, Colorado. Central City has a larger catchment area than Cripple Creek. Due to our casino’s prominent location on the road leading to Black Hawk we intend to draw the attention of people passing by. Our main entrance to our parking structure will be located on this main road and the parking structure will be the main parking facility for Central City customers. Additionally, this parking garage will be paid for, in part, by the city of Central City in exchange for allowing public parking. The pedestrian exit from the parking garage will be through our casino.

Edmonton, Canada. Our casino and hotel in Edmonton will operate under “Celebrations Casino and Hotel.” Although it is not yet in operation, we expect that it will be the only casino in Edmonton with a hotel and a dinner theatre. Apart from another casino which is part of a shopping mall, we will be the only casino with a parking garage, as well. Therefore, our main marketing activities will focus on package offers combining the casino with the hotel and/or the dinner theatre. The casino will be located in a highly populated area with the closest competing full casino approximately 20 minutes away.

Casino Millennium and Cruise Ships. We generally do not advertise or otherwise formulate the marketing strategy for these casinos, which we operate under management or concessionaire agreements.

Competition

Cripple Creek, Colorado. Cripple Creek, located approximately 45 miles southwest of Colorado Springs, Colorado, is a historic mining town dating back to the late 1800’s that has developed into a tourist stop. Traffic generally is heaviest in the summer months and decreases to its low point in the winter months.

Cripple Creek is one of only three Colorado cities, exclusive of Indian gaming operations, where casino gaming is legal, the others being Central City and Black Hawk. As of June 30, 2005, there were 19 casinos operating in Cripple Creek, which represented 27% of the gaming devices and generated 20% of gaming revenues from these three cities for the year then ended.

The tables below set forth information obtained from the Colorado Division of Gaming regarding gaming revenue by market and slot machine data for Cripple Creek from calendar year 2002 through 2004 and the six months ended June 30, 2004 and 2005. AGP is the net win from gaming activities reported to the licensing jurisdiction. We use AGP to measure performance relative to competitors within our respective markets. This data is not intended by us to imply, nor should the reader infer, that it is any indication of future Colorado or Company gaming revenue.

GAMING REVENUE BY MARKET (AGP)

(Amounts in thousands, except slot data)

		% Change		% Change		% Change
		Over		over		over	For The Six Months Ended June 30,
	2004	prior year	2003	prior year	2002	prior year	2005	2004
CRIPPLE CREEK	$148,689	4.3%	$142,525	0.0%	$142,436	2.8%	$73,614	$71,777

Black Hawk	$524,035	3.6%	$505,851	(3.5)%	$524,465	9.6%	$265,906	$262,263

Central City	$53,179	6.6%	$49,909	(11.6)%	$52,800	(11.6)%	$37,469	$25,017

COLORADO TOTAL	$725,903	4.0%	$698,285	6.4%	$719,701	6.4%	$376,989	$359,057

CRIPPLE CREEK SLOT DATA

(Amounts in thousands, except slot data)

		% Change		% Change		% Change
		over		over		over	For The Six Months Ended June 30,
	2004	prior year	2003	prior year	2002	prior year	2005	2004
Total Slot Revenue	$143,802	3.8%	$138,560	0.0%	$138,645	3.2%	$71,256	$69,550

Average Number
Of Slots	4,618	9.2%	4,228	1.0%	4,187.4%		4,776	4,429
Average Win Per
Slot Per Day	$85	(5.6)%	$90	(1.1)%	$91	2.5%	$82	$86

WOMACKS CASINO AND HOTEL DATA
(Amounts in thousands, except slot data)
		% Change		% Change		% Change
		over		over		over	For The Six Months Ended June 30,
	2004	prior year	2003	prior year	2002	prior year	2005	2004
Total Slot Revenue	$19,262	(6.6)%	$20,625	(12.5)%	$23,563	1.8%	$9,199	$9,863

Average Number
Of Slots	649	4.3%	622	(2.8)%	640	7.9%	626	632

Average Win Per
Slot Per Day	$81	(11.0)%	$91	(9.9)%	$101	(5.6)%	$80	$86

Market Share of Cripple Creek AGP	13.4%	(10.1)%	14.9%	(12.4)%	17.0%	(1.3)%	13.3%	14.1%

Gaming in Colorado is “limited stakes”, which restricts any single wager to a maximum of five dollars. While this limits the revenue potential of table games, management believes that slot machine play, which accounts for over 98% of total gaming revenues at Womacks and 96% in Cripple Creek, is currently impacted only marginally by the five dollar limitation.

We face intense competition from other casinos in Cripple Creek, including a handful of casinos of similar size to or larger than Womacks, and many other smaller casinos. We attribute the reduction of our revenue and the decrease of our market share in Cripple Creek from 2003 to 2004 to the opening of two additional casinos in Cripple Creek in December 2003 and June 2004. We seek to compete against other casinos in Cripple Creek through promotion of Womacks Gold Club and other marketing efforts. We believe that the casinos likely to be more successful and best able to take advantage of the market potential of Cripple Creek will be the larger casinos, such as Womacks, that have reached a certain critical mass.

Covered parking garages provided by two of our competitors, completed by September 2002, impacted the casino, particularly during inclement weather, providing both with a significant number of close proximity parking places, an advantage previously held by Womacks. Both competitors also have a larger number of hotel rooms, providing them with an advantage during inclement weather and the peak tourist season. We have not yet decided on the next phase of expansion, but we own all of the vacant property adjacent to the casino and are able to expand if we conclude that expansion is in our best interest.

Womacks competes, to a far lesser extent, with 21 casinos in Black Hawk and seven casinos in Central City. Black Hawk and Central City are also small mountain tourist towns, which adjoin each other and are approximately 35 miles from Denver and a two and one-half hour drive from Cripple Creek. The primary markets for Cripple Creek are the Colorado Springs and Pueblo metropolitan areas, and the primary market for Black Hawk and Central City is the Denver metropolitan area. Two of the casinos in Central City opened during the first half of 2005.

Caledon, South Africa. The Caledon Hotel, Spa & Casino operates its casino under one of only four current licenses in the Western Cape Province, which has a population of approximately four million. A fifth license, for a casino projected to be in operation in mid-2006, is likely to be issued. Due to the low number of licenses in the relevant market, competition is limited, and the casinos operate in what we believe to be an oligopolistic market. We compete against all other casinos by emphasizing Caledon’s destination resort appeal, by promotion of its player’s club and by superior service to its players. A majority of our customers come from the region immediately surrounding Caledon and the rest come from the Cape Town area.

The National Gambling Board has approved the introduction of Limited Payout Machines, or LPMs. A total of 2,000 LPMs will be issued in the Western Cape and no more than 200 of these devices are expected for the Overberg region of the Western Cape, the market in which Caledon operates. An approved operator, which can have a maximum of five LPMs, will be permitted to operate the devices without the overhead of a typical casino. They will, however, be subject to central monitoring.

Casino gaming in South Africa is “unlimited wagering” where each casino can set its own limits. As a result, the relationship between table games revenues and slot revenues (30% to 70%) resembles more traditional gaming markets (unlike Cripple Creek where over 96% of gaming revenues are derived from the slot machines). Caledon has 300 slot machines and nine table games including blackjack, roulette and poker.

The tables below set forth information obtained from the Western Cape Gambling and Racing Board regarding gaming revenue by market and slot machine data for the Western Cape market from calendar year 2002 through June 30, 2005. AGP is the net win from gaming activities reported to the licensing jurisdiction. We use AGP to measure performance relative to competitors within this market. This data is not intended by us to imply, nor should the reader infer, that it is any indication of future South African or Company gaming revenue.

GAMING REVENUE BY MARKET (AGP)

(Dollars and Rand in thousands, except slot data)

			% Change		% Change		For The Six Months Ended
			over		over		June 30,
		2004	prior year (1)	2003	prior year (1)	2002	2005	2004
CALEDON CASINO	Rand	R80,088	17.8%	R67,976	11.3%	R61,100	R44,082	R37,998
	USD equivalent	$12,540		$9,211		$5,899	$7,201	$5,724

Other three casinos	Rand	R1,279,219	20.8%	R1,058,619	12.2%	R943,346	R740,540	R608,984
	USD equivalent	$200,346		$143,298		$91,162	$120,971	$91,737

WESTERN CAPE TOTAL	Rand	R1,359,307	20.7%	R1,126,595	12.2%	R1,004,446	R784,622	R646,982
	USD equivalent	$212,886		$152,509		$97,061	$128,172	$97,461

(1)Excluding effects of fluctuations in foreign exchange rate.

THE CALEDON HOTEL SPA & CASINO DATA

(Dollars and Rand in thousands, except slot data)

		% Change		% Change		For The Six Months Ended
		over		over		June 30,	June 30,
	2004	prior year	2003	prior year	2002	2005	2004
Total Slot Revenue	R73,066	17.2%	R62,345	12.8%	R55,276	R41,530	R34,743
	$11,440	35.5%	$8,443	58.0%	$5,343	$6,742	$5,232
Market Share in % (1)	5.9%	(1.7)%	6.0%	(1.6)%	6.1%	5.6%	5.9%

Average Number
Of Slots	288	5.1%	274	7.9%	254	300	283

Average Win Per Slot Per Day	R693	11.3%	R623	4.5%	R596	R761	R674
	$109	29.8%	$84	44.8%	$58	$124	$102
# of Slot Machines % of Total
Western Cape Market	11.3%	3.7%	10.9%	(2.7)%	11.2%	10.5%	11.1%

Average Number
Of Tables	9	12.5%	8	0.0%	8	9	9

# of Tables % of Total
Western Cape Market	9.8%	11.4%	8.8%	(11.1)%	9.9%	9.6%	9.8%

(1) Based on the total Adjusted Gaming Revenue of the Western Cape.

Central City, Colorado. Our casino under development in Central City will have a prime location at the end of Central City Parkway and a parking garage offering free parking. Due to the advantageous location we believe that we will be a strong competitor in the Central City - Black Hawk Market.

Edmonton, Canada. In the Edmonton market we expect to have six competitors (five casinos and one racino). We believe we will have a competitive edge over our competitors as we intend to be the only casino operator with a hotel and a dinner theatre. Furthermore, we anticipate being one of two casinos with a parking garage. Finally, we have a good market area as the next full casino is approximately 20 minutes away.

Casino Millennium and Cruise Ships. For Casino Millennium and the Cruise Ships, which we operate under management or concessionaire agreements, market data is not available. However, in Prague there are a large number of casinos of similar size and we face intense competition.

Employees

    As of June 30, 2005, we had 559 employees, 203 of whom were employed at our casino in Cripple Creek, 312 in South Africa, 32 on the cruise ships, 2 in Edmonton and 10 at the corporate level.

Womacks Casino and Hotel. We employ 203 persons in Cripple Creek, Colorado on a full-time equivalent basis, including cashiers, dealers, food and beverage service personnel, facilities maintenance staff, security, accounting and marketing personnel. No labor unions represent any employee group. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Caledon Hotel, Spa & Casino. The Caledon Hotel, Spa & Casino employs 312 persons on a full-time equivalent basis, including cashiers, dealers, room service, food and beverage service personnel, facilities maintenance staff, security, accounting and marketing personnel. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Casino Millennium. We employ approximately 70 persons in Prague, Czech Republic on a full-time equivalent basis, including cashiers, dealers, accounting and marketing personnel. No labor unions represent any employee group. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Cruise Ships. We employ approximately 32 persons on seven cruise ships on a full-time equivalent basis, primarily dealers. No labor unions represent any employee group. The majority of employees who serve on the ships are staff of the casino in Prague and rotate to the ships periodically throughout the year.

Corporate Segment. We employ approximately 10 persons in Colorado Springs, Colorado on a full-time equivalent basis, including administrative, accounting, finance, and management personnel. No labor unions represent any employee group. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Seasonality

Colorado. Our business in Cripple Creek, Colorado is at its highest levels during the tourist season (i.e., from May through September). Our base level (i.e., October through April) is expected to remain fairly constant although weather conditions during this period have a significant impact on business in Cripple Creek. The same will apply to Central City, Colorado.

Caledon Hotel, Spa & Casino. Our business in Caledon is at its highest levels during the June/July school holidays and during the December holidays.

Casino Millennium. Our business in Prague, Czech Republic fluctuates significantly with the quality of the players. Unlike the Company’s other land based operations in Cripple Creek and Caledon, Casino Millennium derives the majority of its gaming revenue from live table games. The quality of the players has more of an impact on the live game results when compared to the income derived from slot machines.

Cruise Ships. We experience large fluctuations in the revenue generated on each cruise depending on the number and quality of the player and passengers. This is a condition that we do not control.

Edmonton, Canada. Our future business in Edmonton, Canada, will be best during the tourist season (i.e., from May through September) and December. The rest of the year (i.e., October through April) should remain rather constant due to the hotel and the dinner theatre which are part of our complex.

Governmental Regulation and Licensing

The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. We are required to obtain and maintain gaming licenses in each of the jurisdictions in which we conduct gaming. The limitation, conditioning, suspension, revocation or non-renewal of gaming licenses, or the failure to reauthorize gaming in certain jurisdictions would materially adversely affect our gaming operation in that jurisdiction. In addition, changes in law that restrict or prohibit gaming operations in any jurisdiction could have a material adverse effect on our financial position, results of operations and cash flows.

Statutes and regulations can require us to meet various standards relating to, among other matters, business licenses, registration of employees, floor plans, background investigations of licensees and employees, historic preservation, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers or stockholders to the extent of their individual participation in, or association with, a violation of any of the state and local gaming statutes or regulations. Such laws and regulations apply in all jurisdictions within the U.S. in which we may do business. Management believes that we are in compliance with applicable gaming regulations.

Colorado, U.S.A.

The Colorado Limited Gaming Control Commission (Commission) has adopted regulations regarding the ownership of gaming establishments by publicly held companies (the Regulations). The Regulations require the prior clearance of, or notification to, the Commission before any public offering of any securities of any gaming licensee or any affiliated company. The Regulations require all publicly traded or publicly owned gaming licensees to comply with numerous regulatory gaming requirements including, but not limited to, notifying/filing with the Colorado Division of Gaming any proxy statements, lists of stockholders, new officers and directors of the Company, any stockholders obtaining 5% or more of the Company’s common stock and any issuance of new voting securities. We believe that we are in compliance with applicable gaming regulations.

Other state regulatory agencies also impact the Company's operations, particularly its license to serve alcoholic beverages. Rules and regulations in this regard are strict, and loss or suspension of a liquor license could significantly impair, if not ruin, a licensee's operation. Local building, parking and fire codes and similar regulations could also impact the Company's operations and proposed development of its properties.

This applies to our operations in both Cripple Creek and Central City.

Caledon, South Africa

Caledon’s gaming operations are subject to strict regulations by the Western Cape Gambling and Racing Board under national and provincial legislation. Statutes and regulations require us to meet various standards relating to, among other matters, business licenses, licensing of employees, historic preservation, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers to the extent of their individual participation in, or association with, a violation of any of these gaming statutes or regulations. We believe that we are in compliance with applicable gaming regulations.

Edmonton, Canada

Gaming in Alberta is governed by the provincial government. AGLC administers and regulates the gaming industry in Alberta. Generally, the criminal code prohibits all gaming in Canada except those forms of gaming which it specifically allows. Applicants for a gaming license must submit an application and run through a eight-step approval process. Following the approval of the board of the AGLC the applicant may operate the casino applied for in accordance with federal and provincial legislation, regulation, and policies as well as the municipal requirements, permits, licenses and authorizations relating to the casino. The AGLC will monitor the casino operator and his compliance with all requirements. In the event of a violation of such requirements, civil and criminal charges can be assessed.

Newcastle, South Africa

Newcastle’s gaming operations are subject to strict regulations by the KwaZulu-Natal Gambling Board under national and provincial legislation. Statutes and regulations require us to meet various standards relating to, among other matters, business licenses, licensing of employees, historic preservation, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers to the extent of their individual participation in, or association with, a violation of any of these gaming statutes or regulations. We believe that Balele is in compliance with applicable gaming regulations.

Prague, Czech Republic

Casino Millennium’s gaming operations are subject to strict regulations by the Czech Republic under national legislation. Statutes and regulations require us to meet various standards relating to, among other matters, business licenses, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers to the extent of their individual participation in, or association with, a violation of any of these gaming statutes or regulations. We believe that we are in compliance with applicable gaming regulations.

Cruise Ships

The casinos onboard the cruise ships only operate when they are in international waters. Therefore, the gaming operations are not regulated by any national or local regulatory body. However, we follow standardized rules and practices in the daily operation of the casinos. This segment of our operations accounted for almost 8% of our total net operating revenue for 2004, compared to 6% for 2003 and less than 3% for 2002.

Non-Gaming Regulation

We are subject to certain federal, state and local safety and health, employment and environmental laws, regulations and ordinances that apply to our non-gaming operations. We have not made, and do not anticipate making material expenditures with respect to such employment and environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to our operations.

A minimum of 80% of the labor force in Caledon must be comprised of designated persons. A designated person is any person of color plus white females. Currently, 93% of the labor force in Caledon is comprised of designated persons.

Properties

Cripple Creek

We own approximately 2.7 acres in Cripple Creek, Colorado used in connection with the operations of Womacks Casino and Hotel which includes buildings and parking spaces related to our casino and hotel operations. This property is collateralized by a first mortgage held by Wells Fargo Bank in connection with our credit agreement.

In addition, we hold a subleasehold interest in real property and improvements on approximately 0.8 acres of property in Cripple Creek, Colorado. This subleasehold was extended in June 2005 to June 2010 and we paid an option fee amounting to $200 thousand which, together with other payments we have made totaling $50 thousand, will be credited against the purchase price when we exercise the option and purchase the property at the exercise price of $1.5 million.

We lease ten city lots from the City of Cripple Creek, Colorado for parking. The lease terms include annual rental payments of $90 thousand and an expiration date of May 31, 2010. The agreement contains a purchase option for us to purchase the property for $3.25 million, less cumulative lease payments, at any time during the remainder of the lease term.

We lease 2,847 square feet of office space in Colorado Springs, Colorado that houses our corporate administrative personnel. The lease will expire in July 2008.

Caledon, South Africa

We own approximately 600 acres in Caledon, South Africa. This property contains a 180,000 square foot building for our casino, hotel and spa operations and is collateralized by a first mortgage bond over land, buildings and equipment held by NedBank of South Africa. Approximately 500 acres of this property is undeveloped at this time.

Central City

We own a 65% interest in a venture that owns approximately 1.1 acres in Central City, Colorado to be used for the development of a casino, hotel and parking garage. Altogether, the new development is expected to contain approximately 60,000 square feet of casino and back of house and 500 parking spaces within a 155,000 square foot, four story, parking structure.

Alberta, Canada

Effective February 24, 2005, we own a 56.4% interest in a project in Edmonton, Alberta, Canada. We had subscribed to 55% of the shares of CRA in September 2003 but subsequently increased our participation in the project. The project is on a 7.25 acre facility site and when completed is expected to include a casino with 600 slot machines and approximately 31 table games, food and beverage amenities, a dinner theatre, a 300 space underground parking garage and a 26-room hotel.

Most of our properties have mortgages on them which secure financing from banks. To the best of our knowledge none of our properties had or have any environmental issues.

Legal Proceedings

We are not a party to, nor are we aware of, any pending or threatened litigation that, in management’s opinion, could have a material adverse effect on our financial position or results of operations.

A financial advisor to our partner in the Central City project has asserted claims to finders fees in the amount of $1.0 million relating to the financing we are arranging for the project. We believe that these claims are substantially without merit.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

                                  10.156 Mandate Agreement, dated September 30, 2005, between Century Casinos, Inc. and Bank Austria Creditanstalt AG.

                                  10.157 ADC Agreement, dated September 30, 2005, by and among Bank Austria Creditanstalt AG, Century Casinos, Inc., and Oesterreichische Kontrollbank
                                  Aktiengesellschaft.

                                  99.1 Press Release dated October 3, 2005, announcing commencement of ADC offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: October 3, 2005                           By : /s/ Ray Sienko
Ray Sienko, Chief Accounting Officer

Exhibit Index

10.156  Mandate Agreement, dated September 30, 2005, between Century Casinos, Inc. and Bank Austria Creditanstalt AG.

10.157 ADC Agreement, dated September 30, 2005, by and among Bank Austria Creditanstalt AG, Century Casinos, Inc., and Oesterreichische Kontrollbank Aktiengesellschaft.

99.1 Press Release dated October 3, 2005, announcing commencement of ADC offering.